Exhibit 8.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

July 2, 2021

Nebula Caravel Acquisition Corp.

Four Embarcadero Center, Suite 2100

San Francisco, California 94111

Ladies and Gentlemen:

We have acted as U.S. counsel to Nebula Caravel Acquisition Corp., a Delaware corporation (the “Acquiror”), in connection with the proposed merger (the “Merger”) of Fetch Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Acquiror (“Merger Sub”) with and into A Place for Rover, Inc. d/b/a Rover, a Delaware corporation (the “Company”), upon the terms and conditions set forth in the Agreement and Plan of Merger, dated as of February 10, 2021 (the “Agreement”), by and among the Acquiror, Merger Sub and the Company. For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

We have examined (i) the Agreement, (ii) the registration statement on Form S-4 (Registration No. 333-253110) (as amended, the “Registration Statement”) filed by Acquiror, including the proxy statement/prospectus forming a part thereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (iii) the representation letters of Acquiror and the Company delivered to us in connection with this opinion (the “Representation Letters”).  In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Acquiror and the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.  In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Agreement, (ii) the statements concerning the Merger set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Acquiror and the Company in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Agreement or the Representation Letters “to the knowledge of”, or based on the belief, intention or expectation of Acquiror and the Company are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that each of Acquiror and the Company has complied with and, if applicable, will continue to comply with, their respective covenants contained in the Agreement.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we confirm that (i) we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the disclosure contained in the Registration Statement under the heading “Certain U.S. Federal Income Tax Considerations–Tax Consequences of the Merger to Holders of Rover Stock,” constitutes our opinion insofar as it expresses conclusions as to the application of U.S. federal income tax law.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Internal Revenue Code of 1986, as amended, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the references to our firm name in the Proxy Statement/Consent Solicitation/Prospectus under the caption “Certain U.S. Federal Income Tax Considerations–Tax Consequences of the Merger to Holders of Rover Stock.”

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP